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                                                                    EXHIBIT 10.1

                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of July 30, 2001, by and between HOME INTERIORS & GIFTS, INC., a Texas corporation (together with its successors and assigns permitted hereunder, the "Company"), and Michael D. Lohner (the "Executive").

         WHEREAS, the Executive is currently employed by the Company pursuant to an Employment Agreement, dated as of May 24, 2000, between the Company and the Executive as amended and restated as of December 31, 2000 (as so amended, the "Prior Employment Agreement");

         WHEREAS, the Company desires to continue to employ the Executive in an executive capacity with the Company, and the Executive desires to continue to be employed by the Company in said capacity;

         WHEREAS, this Agreement amends, restates and supercedes the Prior Employment Agreement in its entirety; and

         WHEREAS, the parties hereto deem it desirable and in the best interest of the Company and its stockholders for the Company to continue to employ the Executive on the terms and conditions set forth herein.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. EMPLOYMENT PERIOD. Subject to Section 3 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the date of this Agreement and continuing until December 31, 2004; provided, however, that such Employment Period shall be extended for successive terms of one (1) year each unless either party advises the other, at least one hundred twenty (120) days prior to the end of the initial term or annual extension, as the case may be, that it will not agree to extend this Agreement (the "Employment Period").

     2. TERMS OF EMPLOYMENT.

         (a) Position and Duties.

               (i) During the Employment Period, the Executive shall perform the functions of Executive Vice President and Chief Operating Officer of the Company. Notwithstanding the foregoing, upon the approval by the Company's Board of Directors, but in no event later than December 31, 2001, the Executive shall be elected to the office of, and shall perform the functions of, President and shall continue to serve as Chief Operating Officer. At all times during the Employment Period the Executive shall report to the Chief Executive Officer of the Company. The Executive shall have such powers and duties as may from time to time be prescribed by the Company's Chief Executive Officer, so long as such powers and duties are

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reasonable and customary for the Executive Vice President (or the President following the approval by the Company's Board of Directors as set forth above) and Chief Operating Officer of an enterprise comparable to the Company. The Executive shall also be appointed as President of an operating subsidiary of the Company if the Executive has not yet been so appointed as of the date hereof.

               (ii) During the Employment Period and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such time as the Chief Executive Officer shall deem necessary, up to and including substantially all of his business time, to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of the Executive's employment it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements, and (3) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

         (b) Compensation.

               (i) Base Salary. During the Employment Period, the Executive shall receive, at such intervals and in accordance with such Company policies as may be in effect from time to time, an annual salary (pro rata for any partial year) equal to $450,000, payable in equal installments no less often than monthly (the "Annual Base Salary"), which Annual Base Salary shall be subject to appropriate increase, as determined by the sole discretion of the Board of Directors of the Company.

               (ii) Key Employee Annual Bonus Plan. The Executive shall be eligible to participate in the Company's Key Employee Bonus Plan applicable to executives of the Company (the "Annual Bonus") for each fiscal year of the Company commencing pro rata from his date of employment as approved by the Board of Directors of the Company in good faith, and such other criteria as may be recommended by management and established by the Board of Directors of the Company from time to time. Each Annual Bonus (or portion thereof) shall be paid in cash promptly following delivery to the Board of Directors of the Company of audited financial statements of the Company for the fiscal year for which the Annual Bonus (or pro rated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive but on the same basis as for other members of the Senior Executive Management Team.

               (iii) Annual Bonus Awards. During the Employment Period, but only with respect to the fiscal years ended December 31, 2001, 2002, 2003 and 2004 (the "Bonus Period"), the Executive shall be eligible to receive various annual bonus awards following the end of each such fiscal year, all on the terms and conditions set forth in this Section 2(b)(iii).

               A. Discretionary Bonus Award. At the end of each fiscal year during the Bonus Period, the Executive shall be eligible to receive a discretionary bonus of up to $250,000 (the "Discretionary Bonus"). The amount of the Discretionary Bonus shall be

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     determined by the Company's chief executive officer in such person's sole and absolute discretion and shall be based upon the achievement by the Executive, among other things, of (a) greater stability in the Company's work environment, (b) greater satisfaction among the Company's employees with respect to their employment, (c) the acceptance among the Company's employees of the corporate culture promoted by the Executive and the other members of the Company's executive management team, (d) improvements in employee recruiting, (e) improvements in performance and attitude among the Company's various displayers, and (f) improvements in performance and attitude among the Company's sales leadership team.

               B. Operational Targeted Bonus Awards. Immediately following the approval by the Company's Board of Directors of the Company's internal management reports for each fiscal year during the Bonus Period (such approval to occur without unreasonable delay following submission to the Board of such management reports), the Executive shall be entitled to receive the following cash bonus awards upon the achievement by the Company of the stated operational criteria:

               (a) the Executive shall be entitled to receive $62,500 if the Company's Average Weekly Fulfillment Rate for such fiscal year then ended is equal to or greater than 97.5%;

               (b) in addition to the bonus award set forth in clause (a) above, the Executive shall be entitled to receive $62,500 if the Company's Average Weekly Fulfillment Rate for such fiscal year then ended is equal to or greater than 98.0%;

               (c) the Executive shall be entitled to receive $62,500 if the amount of the Company's Damaged Merchandise Claims is equal to or less than 0.1% of the Company's gross sales for such fiscal year then ended; and,

               (d) the Executive shall be entitled to receive $62,500 if the Company's Markout Dollar Volume for such fiscal year is equal to or less than $23,611,372.

               C. Financial Targeted Bonus Awards. Immediately following the delivery to Company's Board of Directors of the Company's annual audited financial statements for each fiscal year during the Bonus Period, the Executive shall be entitled to receive the following cash bonus awards upon the achievement by the Company of the stated financial and operational criteria:

               (a) the Executive shall be entitled to receive $250,000 if the combined EBITDA of Dallas Woodcraft, Inc., GIA, Inc., Homco, Inc., and Laredo Candle Company L.P (each a wholly owned subsidiary of the Company) for such fiscal year then ended is equal to or greater than $20,323,741;

               (b) the Executive shall be entitled to receive $83,333 if the Company's Orders Per Displayer for such fiscal year then ended is equal to or greater than 15.24;

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               (c) the Executive shall be entitled to receive $83,333 if the
         Company's average dollar amount per order for such fiscal year then ended is equal to or greater than $571;

               (d) the Executive shall be entitled to receive $83,333 if the Company's Average Active Displayers for such fiscal year then ended is equal to or greater than 66,000;

               (e) the Executive shall be entitled to receive $62,500 if the Company's Sales Per Existing SKU for such fiscal year then ended is equal to or greater than $499,070;

               (f) the Executive shall be entitled to receive $62,500 if the Company's Sales Per New SKU for such fiscal year then ended is equal to or greater than $362,322;

               (g) the Executive shall be entitled to receive $62,500 if the amount of the Company's Total Product Contribution for such fiscal year then ended is equal to or greater than $215,136,516; and

               (h) the Executive shall be entitled to receive $62,500 if the Company's Product Contribution Margin for such fiscal year then ended is equal to or greater than 44.5% of net sales for such fiscal year.

               D. Certain Definitions; Other. For purposes of this Section 2(b)(iii):

               "Average Active Displayers" shall mean the quotient derived by dividing (i) the sum of the total number of Active Displayers for each fiscal quarter during a fiscal year by (ii) four;

               "Average Weekly Fulfillment Rate" shall mean, for any fiscal year, the average of the percentages (calculated daily) of items ordered that were available for sale and were shipped from the distribution center during the same calendar week in which such orders were placed. For purposes of the foregoing, items "available for sale" shall include all items, except for those that either have been classified as discontinued, have quality problems, may be ordered by a displayer but have not yet been released for sale, or are supplied by a vendor that has experienced an event or occurrence beyond its reasonable control (including acts of God and acts of civil disorder) that prevents it from supplying the Company with its products in the ordinary course of its business;

               "Active Displayers" shall mean, with respect to each fiscal quarter, all displayers who have placed at least one order with the Company during the previous 14 weeks;

               "Average Order Size" shall mean the quotient derived by dividing
         (i) the amount of domestic net sales for a fiscal year (specifically excluding international net sales) by (ii) the number of orders placed during such fiscal year;

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               "Damaged Merchandise Claims" shall mean those items that were claimed by the displayer or customer to be defective upon receipt, whether or not such items were returned to the Company;

               "EBITDA" shall have the meaning given such term in the Company's indenture governing its 10 1/8% Senior Subordinated Notes due 2008;

               "Markout Dollar Volume" shall mean the dollar amount of all items that were available for sale but were not shipped from the Company's distribution center during the week in which they were ordered. For purposes of the foregoing, items "available for sale" shall include all items, except for those that either have been classified as discontinued, have quality problems, may be ordered by a displayer but have not yet been released for sale, or are supplied by a vendor that has experienced an event or occurrence beyond its reasonable control (including acts of God and acts of civil disorder) that prevents it from supplying the Company with its products in the ordinary course of its business;

               "Orders Per Displayer" shall mean the quotient derived by dividing (i) the total number of orders during any fiscal year by (ii) the number of Average Active Displayers for such fiscal year;

               "Product Contribution Margin" shall mean, for any fiscal year, the ratio derived by dividing (i) the Total Product Contribution by
         (ii) the Company's net sales for such fiscal year;

               "Sales Per Existing SKU" shall mean the quotient derived by dividing (i) the amount of total net sales for any fiscal year with respect to all SKUs that were introduced in the product line during a prior fiscal year by (ii) the number of all SKUs that were introduced in the product line during a prior fiscal year;

               "Sales Per New SKU" shall mean the quotient derived by dividing
         (i) the amount of total net sales for any fiscal year for all SKUs that were introduced in the product line during such fiscal year by (ii) the number of all SKUs that were introduced in the product line during such fiscal year; and

               "Total Product Contribution" shall mean, for any annual period, the amount equal to the Company's net sales less cost of goods sold and less freight costs for such period (where freight costs are equal to the sum of all transportation charges, gas surcharge allowances, fees to sort boxes per delivery, and bonuses to the Company's distributors based on delivery performance).

               For purposes of determining or calculating any other operational or financial metric or other item referred to in this Section 2(b)(iii) (including any item referred to within a definition set forth in this Section 2(b)(iii)(D)), such item shall be determined in accordance with general accepted accounting principles, consistently applied ("GAAP"), if applicable, and to the extent GAAP is not applicable then such item shall be determined in a manner consistent with the Company's internal reporting practices as in effect for the fiscal year ended December 31, 2000.

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               E. Acquisitions. If, during the Bonus Period, (i) the Company acquires any material portion of assets (whether through merger, consolidation, purchase of assets or capital stock, or otherwise) and (ii) any sales, expenses, cash flow and other data attributable to such assets may be extracted from the annual audited financial statements and internal management reports used to determine whether any annual bonus award under this Section 2(b)(iii) is payable to the Executive, then such sales, expenses, cash flow and other data attributable to such assets shall be extracted from the Company's annual audited financial statements and internal management reports and excluded for purposes of determining whether any bonus award shall be payable to Executive under this Section 2(b)(iii).

               F. Change in Company Operations. If, during the Bonus Period, the Company changes operational tactics or otherwise alters its activities in a way that substantially impacts the measurement of a bonus objective contained herein, then the Company and Executive will negotiate in good faith a comparable objective to replace the objective that was so impacted.

               (iv) Stock Options. The Company shall grant to the Executive an option to purchase 50,000 of shares of Common Stock of the Company at a purchase price not to exceed $18.05 per share based upon a valuation of the Company as of May 24, 2000, to be determined by the Option Committee of the Company's Board of Directors. The options will be evidenced by a separate Option Agreement and will be granted pursuant to, and subject to the terms and conditions of the Company's 1998 Stock Option Plan for Key Employees. The options will vest in five (5) equal installments over five years and become exercisable in the manner and at the times provided in the Option Agreement. Vesting will be accelerated if there is a change in control.

               (v) Incentive, Savings and Retirement Plans. During the term of the Executive's employment, the Executive shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies and programs applicable generally to other employees of the Company ("Investment Plans") as determined by and at the discretion of the Board of Directors of the Company.

               (vi) Welfare Benefit Plans. During the term of the Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company. In addition, during the term of the Executive's employment, the Company shall (A) pay all medical, dental and vision insurance costs for the Executive and the Executive's family, including all premiums and co-payments and (B) increase the Executive and family members' annual maximum dental covered expenses from $1,000 to $5,000.

               (vii) Expenses. During the term of the Executive's employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment

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expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.

               (viii) Vacation and Holidays. During the term of the Executive's employment, the Executive shall be entitled annually to paid vacation of (3) three weeks per year and paid holidays in accordance with the plans, policies, programs and practices of the Company for its employees which includes six (6) national holidays and two additional vacation days at Christmas.

               (ix) Vehicle Allowance. During the term of the Executive's employment, the Company shall lease a vehicle for the Executive with such monthly lease, fuel, maintenance and insurance costs as are reasonable and customary for other similarly situated executives of the Company at the Executive's level. Upon termination of the Executive's employment for any reason, the Executive shall be entitled to purchase such vehicle at the then-current trade-in value as determined by the National Auto Research Black Book published by Hearst Holdings.

               (x) Physical Exam. During the term of the Executive's employment, the Company shall reimburse the Executive for all costs associated with the Executive's physical exam at the Cooper Clinic or a similar facility; provided, that the Executive shall only be reimbursed for the costs of one such exam during each calendar year.

               (xi) Supplemental Insurance. The Company shall procure supplemental life, accidental death and dismemberment insurance in the amount of $1,000,000 for the Executive; provided, however, that the Company shall only pay annual premiums on such policies for so long as the Executive is employed by the Company.

               (xii) Other Benefits. During the term of the Executive's employment, the Executive shall be entitled to other perquisites and benefits applicable to other members of the Senior Executive Management Team in effect from time to time and in accordance with the policies, practices and procedures of the Company.

     3. TERMINATION OF EMPLOYMENT.

         (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company shall give to the Executive no less than thirty (30) days written notice in accordance with
Section 11(b) hereof of its intention to terminate the Executive's employment based upon Disability, and in the event the Executive shall within such 30 day period become able to perform his duties and obligations under this Agreement, then Executive's employment shall not be terminated. In such event, the Executive's employment with the Company shall terminate effective on the receipt of such notice by the Executive (the "Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform his duties and obligations hereunder for a period of 120 consecutive days or any 120 days in any twelve month period due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the

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Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

         (b) Termination by the Company. The Company may terminate the Executive's employment during the Employment Period either with or without Cause. For purposes of this Agreement, "Cause" shall mean (i) a breach by the Executive of the Executive's obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes a continued material nonperformance by the Executive of his obligations and duties thereunder, as reasonably determined by the Board of Directors of the Company, (ii) commission by the Executive of an act of fraud upon, or willful misconduct toward, the Company, as reasonably determined by a majority of the disinterested members of the Board of Directors of the Company (neither the Executive nor members of his family being deemed disinterested for this purpose), (iii) a material breach by the Executive of Section 6 or Section 9 hereof, (iv) the conviction of the Executive of any felony unless the Board of Directors of the Company reasonably determines that the Executive's conviction of such felony does not materially affect the Executive's business reputation or significantly impair the Executive's ability to carry out his duties under this Agreement (provided that the Board of Directors shall have no obligation to make such determination), or
(v) the failure of the Executive to carry out, or comply with, in any material respect any directive of the Chief Executive Officer consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure.

         (c) Voluntary Termination by the Executive. Notwithstanding anything in this Agreement to the contrary, the Executive's employment may be terminated during the Employment Period by the Executive for any reason or no reason; provided that any termination by the Executive pursuant to Section 3(d) on account of Good Reason shall not be treated as a voluntary termination under this Section 3(c).

         (d) Termination for Good Reason. The Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) any reduction or alteration, approved by the Board of Directors without the Executive's written consent, in the Executive's title, duties or responsibilities, the Executive's Base Salary and/or target annual bonus opportunity other than under a circumstance that constitutes Cause and for purposes of this Section 3(d) only, the Vehicle allowance and supplemental insurance provided to the Executive under Sections 2(b)(viii) and (x), respectively; provided, that any such reduction or alteration in the Executive's title, duties or responsibilities without the Executive's consent during the thirty-day cure period applicable to subparagraph (v) of Section 3(b) shall not constitute Good Reason; provided, further, that any cure by the Executive during such thirty-day period shall entitle the Executive to reinstatement of his title, duties and responsibilities and (ii) a change, without the Executive's written consent, of more than twenty-five (25) miles in the office or location where the Executive is based. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Company fails to cure any such event within thirty (30) days after receipt from the Executive of the Notice of Termination (as defined in Section 3(e)).

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         (e) Notice of Termination. Any termination by the Company (for Cause or otherwise), or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) hereof.

         (f) Date of Termination. "Date of Termination" means (i) the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e) hereof, as the case may be, and (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

     4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         (a) Termination by the Company. If the Company terminates the Executive other than for Cause, or in connection with death or disability as covered by
Section 4(b) below, or fails to renew this Agreement beyond the initial term ending December 31, 2004 or any extension term, or if the Executive terminates his employment for Good Reason, the Company shall pay to the Executive (i) in a lump sum in cash within ten days after the Date of Termination (1) the sum of the Executive's applicable Annual Base Salary through the Date of Termination to the extent not theretofore paid ("Accrued Obligations") and (2) any amount arising from the Executive's participation in, or benefits under, any Investment Plans ("Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans, (ii) severance pay equal to the Executive's Annual Base Salary, payable in a lump sum in cash within ten
(10) days after the Date of Termination, for twelve (12) months from the date of termination of employment, (iii) any earned but unpaid Annual Bonus in respect of any full fiscal year ended prior to the date the Executive's employment is terminated, payable in a lump sum in cash at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii) ("Accrued Bonus") and (iv) any earned but unpaid Discretionary Bonus Award, Operational Targeted Bonus Awards, and Financial Targeted Bonus Awards, payable pro-rata through the date of Executive's last day of employment based on the annual amounts and payment terms defined in Section 2(b)(iii).

         (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within ten days after the Date of Termination the aggregate the Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; (iii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii); and (iv) an amount equal to the Executive's Annual Base Salary, payable in accordance with the Company's regular pay schedule, for twelve (12) months from the date of the Executive's Disability. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within ten days after the Date of Termination the aggregate the Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii). The Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement as a result of the Executive's death or Disability.

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         (c) Cause. If the Executive's employment shall be terminated by the
Company for Cause, or by the Executive other than for Good Reason, during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments (which shall be payable in accordance with the terms and conditions of the Investment Plans), and Accrued Bonus (which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of
Section 2(b)(ii)).

     5. FULL SETTLEMENT, MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under
Section 4 hereof arising out of the termination of the Executive's employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7, or 9 hereof or criminal misconduct and further provided the Executive shall be entitled to seek damages for any violation by Company of applicable statutory employment law or for slander or libel.

     6. CONFIDENTIAL INFORMATION.

         (a) The Executive acknowledges that the Company and its affiliates have trade, business, and financial secrets and other confidential and proprietary information including but not limited to sales and marketing and product information and strategy, identity of suppliers, displayers (collectively, the "Confidential Information"). As defined herein, Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above at the sole cost and expense of Company.

         (b) The Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge).

         (c) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

     7. SURRENDER OF MATERIALS UPON TERMINATION. Upon any termination of the Executive's employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and its affiliates which are in the Executive's possession, custody or control.

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     8. SUCCESSORS.

         (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of any successor of Company to expressly assume to perform this Agreement in writing shall, at the election of the Executive, be deemed to be termination of this Agreement without cause, entitling the Executive to payment of one year's severance. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     9. NON-COMPETITION AND NON-SOLICITATION.

         (a) The term of Non-Competition and Non-Solicitation (herein so called) shall be for a term beginning on the date hereof and continuing until the first anniversary of the Date of Termination of this Agreement, by either the Company or the Executive for any reason.

         (b) During the term of Non-Competition and Non-Solicitation, the Executive will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in my capacity whatsoever, (i) engage in any business that competes with the Company, either by selling similar products in the continental United States and Mexico or by utilizing a direct sales or multi-level marketing sales format to sell consumer products in the continental United States (a "Competing Business"), (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee or Independent Contractor Displayers of the Company, or (iii) divert or take away any customers, including Independent Contractors, or suppliers of the Company in the continental United States. Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such competing business in any way prohibited by the preceding clause. As used in this Section 9(b) (and in Section 6 hereof), "Company" shall include the Company and any of its subsidiaries.

         (c) During the term of Non-Competition and Non-Solicitation, the Executive will not use the Executive's access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this

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

Section 9(c) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

         (d) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company.

     10. EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which employees of the Company are eligible to participate.

     11. MISCELLANEOUS.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Section" or "paragraph" shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation." This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive: Michael D. Lohner
                              1803 Lantana Court
                              Southlake, Texas 76092

         If to the Company:   Donald J. Carter, Jr., CEO
                              Home Interiors & Gifts, Inc.
                              1649 Frankford Road West
                              Carrollton, Texas 75007

                              With a copy to the Company's General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Company may not withhold any sums under any circumstances from any amounts payable under this Agreement as Accrued Obligations, Accrued Investments or Accrued Bonuses to the Executive beyond the date due.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (f) The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive.

         (g) The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof.

         (h) This Agreement may be executed in two or more counterparts.

         (i) Sections 6 and 9 of this Agreement shall survive the termination of this Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board of Directors of the Company, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                       EXECUTIVE:

                                       /s/ Michael D. Lohner
                                       ----------------------------------------
                                       Michael D. Lohner

                                       COMPANY:

                                       HOME INTERIORS & GIFTS, INC.

                                       By: /s/ Donald J. Carter, Jr.
                                           ------------------------------------
                                           Name: Donald J. Carter, Jr.
                                           Title: Chief Executive Officer

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